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                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Nos. 333-86212
                                                                    333-86212-01

PROSPECTUS SUPPLEMENT NO. 10

                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation

                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

     This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation, as supplemented by prospectus supplement no. 1 dated June 26, 2002, prospectus supplement no. 2 dated July 3, 2002, prospectus supplement no. 3 dated July 23, 2002, prospectus supplement no. 4 dated August 9, 2002, prospectus supplement no. 5 dated August 29, 2002, prospectus supplement no. 6 dated September 12, 2002, prospectus supplement no. 7 dated September 24, 2002, prospectus supplement no. 8 dated October 3, 2002 and prospectus supplement no. 9 dated October 9, 2002, relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus as supplemented to date. This prospectus supplement is qualified by reference to the prospectus as so supplemented except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus as so supplemented. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Holders contained in the prospectus is hereby amended to add the entity named below as a Selling Holder:

                                 Principal Amount of
                                 Notes Beneficially            Number of Shares
                                     Owned That                 of Common Stock
 Name of Selling Holder              May be Sold               That May be Sold
 ----------------------              -----------               ----------------

 MFS Total Return Fund               $1,000,000                     29,334


     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is October 18, 2002